Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 7, 2023, on the consolidated financial statements of Zymeworks Inc., which comprise the consolidated balance sheets as of December 31, 2022 and December 31, 2021, the consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes, which is incorporated by reference.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 7, 2023